Exhibit 99.1

Dreams Reports Second Quarter 2011 Financial Results

39% Increase in E-Commerce Sales Drives Second Quarter Total Revenues of $18.6 Million

PLANTATION, Fla., August 15, 2011 – Dreams, Inc.(NYSE Amex: DRJ), a technology driven, multi-channel retailer focused on the licensed sports products industry, reported financial results for the second quarter ended June 30, 2011.

Financial Highlights: Q2 2011 vs. Q2 2010

•	Revenues up 30% to $18.6 million.

•	E-commerce revenues up 39% to $12.9 million.

•	Web syndication revenues up 45% to $4.5 million.

•	Owned brand revenues, led by www.FansEdge.com, up 36% to $8.3 million.

Second Quarter 2011 Financial Results

Total revenues in the second quarter of 2011 increased 30% to $18.6 million, compared to $14.4 million in the same year-ago quarter. This was attributable to a 39% increase in e-commerce revenues to $12.9 million. E-commerce revenues were driven by Dreams’ web syndication platform, which generated a 45% increase in revenues to $4.5 million, and a 36% increase in the company’s owned brands to $8.3 million, led by www.FansEdge.com.

Loss from operations was $2.6 million in the second quarter of 2011, compared to a loss of $1.5 million in the same year-ago quarter. This increased loss is primarily due to increased investments in infrastructure and personnel to support future sales growth.

Net loss in the second quarter of 2011 was $1.7 million or $(0.04) per share, compared to a net loss of $1.2 million or $(0.03) per share in the same year-ago quarter.

Adjusted EBITDA was a loss of $1.6 million in the second quarter of 2011, compared to an adjusted EBITDA loss of $0.9 million in the same year-ago quarter (see definition and important discussion of this non-GAAP measure, below).

Second Quarter 2011 Operational Highlights

•	Signed six web syndication partnerships, bringing client portfolio to 63.

•	Partnered with first Major League Soccer team, the Chicago Fire, to manage its retail, game day and online merchandise operations including the Chicago Fire online store.

•

Partnered with the Charlotte Bobcats and Golden State Warriors to launch each team’s official online store, www.ShopBobcats.com and www.Warriorsteamstore.com. This marked the company’s third and fourth alliance with an NBA team, respectively.

•	Partnered with Beyond Graduation to provide school-branded e-commerce stores to the education market.

•	Partnered with Purdue University to launch their online Purdue fan shop, marking the company’s third top-tier college web syndication client.

•	Partnered with Comcast Sport Group to launch their regional online fan shops through www.comcastsportsnet.com.

Management Commentary

“The second quarter closes a strong first half in which we increased revenues 36%, driven by continued organic growth from company-owned sites and robust web syndication sales,” said Ross Tannenbaum, the president and CEO of Dreams. “Although the second quarter has historically been our most challenging, our 30% increase in top-line sales is the result of solid execution with existing clients and the advancement of our e-commerce offerings. In fact, during the quarter, we partnered with two NBA teams, another top-tier college, our first Major League Soccer team, and major media player Comcast.

“In order to support our seasonal retail model and plans to further expand our Dreams e-commerce offering, we continued to invest in our platform during the quarter. This included the addition of 66 new employees for various positions, including SEO, graphic design and programming, and we expect to add as many as 15 more in the third quarter. We also opened a 124,000 square foot satellite warehouse and distribution facility designed to increase our capacity by 50%.

“For the balance of 2011, we will continue to expand our retail channels, maximize efficiency in our operations, and gain market share through our proprietary technology and vast product offering. We believe this will keep us on track to achieve our 2011 goal of growing revenue more than 25% to $140 million, along with generating record EBITDA.”

Conference Call

Dreams will host a conference call at 5:00 p.m. Eastern time today to discuss its second quarter 2011 results. The company’s senior management will host the presentation, which will be followed by a question and answer period.

Date: Monday, August 15, 2011

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Dial-In Number: 888-669-0684

International: 201-604-0469

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and instruct you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

To listen to the live Webcast, please go to www.visualwebcaster.com/event.asp?id=81471. A replay of the Webcast will be available for the next 90 days via Dreams’ Web site at www.dreamscorp.com.

Reconciliation of Non-GAAP Financial Measures

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. The company provides two non-GAAP financial measures, “EBITDA” and “adjusted EBITDA.”

The company defines EBITDA as net income (loss) before non-controlling interest, interest, net, provision for income tax (benefit), and depreciation and amortization. The company defines adjusted EBITDA as net income (loss) before non-controlling interest, interest, net, provision for income tax (benefit), depreciation and amortization, non-controlling interest, restructuring and severance costs, impairment charges, non-cash stock option expense, certain legal expenses, settlements and related costs outside the normal course of business, other income and certain other one-time charges and credits. The company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate the company’s performance. In the company’s opinion, these non-GAAP measures provide meaningful supplemental information regarding the company’s performance. The company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the company’s performance and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to the company’s historical performance. The company believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by institutional investors and the analyst community to help them analyze the health of the company’s business.

The differences between EBITDA, adjusted EBITDA and GAAP net income are as follows:

DREAMS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Six Months Ended June 30,		Three Months Ended June 30,
	2011	2010	2011	2010
Net Income (Loss)	$(2,854)	$(2,040)	$(1,608)	$(1,178)
Non-controlling interest	(72)	—	(44)	—
Interest, net	322	759	198	414

Provision for income tax (benefit)	(1,907)	(1,362)	(1,049)	(785)
Depreciation and amortization	1,312	900	674	451

EBITDA	$(3,199)	$(1,743)	$(1,829)	$(1,098)
Restructuring and severance costs	34	—	2	—
Impairment charges	103	—	—	—
Stock option expense- non cash	20	—	20	—
Certain legal expenses	445	100	305	40
Settlements and related costs	595	25	—	—
Other Income	(71)	—	(71)	—
One-time charges and credits	144	185	—	165

Adjusted EBITDA	$(1,929)	$(1,433)	$(1,573)	$(893)

About Dreams, Inc.

Dreams, Inc. (NYSE Amex: DRJ) is a technology driven, multi-channel retailer focused on the sports licensed products industry. For more information, please visit www.DreamsCorp.com.

Important Cautions Regarding Forward Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Dreams believes,” “intends,” “expects,” and similar words or phrases. Forward looking statements made in the press release include, but are not limited to, statement made by Mr. Tannenbaum regarding the future activities and growth of the company, including that the company remains on track to achieve its 2011 financial goals of $140 million in total revenues, along with achieving record EBITDA. Such factors include, among others, the following: competition; seasonality; success of operating initiatives; new product development and introduction schedules; acceptance of new product offerings; franchise sales; advertising and promotional efforts; adverse publicity; expansion of the franchise chain; availability, locations and terms of sites for franchise development; changes in business strategy or development plans; availability and terms of capital including the continuing availability of our credit facility with Regions Bank or a similar facility with another financial institution; labor and employee benefit costs; changes in government regulations; and other factors particular to the company.

Company Contact:

David M. Greene

Senior Vice President

Tel 954-377-0002

dgreene@dreamscorp.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 949-574-3860

info@liolios.com

DREAMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash	$314	$440
Accounts receivable, net	3,815	9,898
Note receivable, current	47	—
Inventories	35,146	32,609
Prepaid expenses and deposits	2,315	2,166
Deferred tax asset	1,243	1,340

Total current assets	$42,880	$46,453
Property and equipment, net	5,793	5,538
Deferred loan costs	186	234
Note Receivable	243	—
Other intangible assets, net	5,936	5,821
Goodwill, net	8,650	8,650

Other assets	9	9

Total assets	$63,697	$66,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,990	$14,477
Accrued liabilities	3,496	9,264
Current portion of long-term debt	275	323
Borrowings against line of credit	18,564	1,128
Deferred credits	383	1,622

Total current liabilities	$28,708	$26,814

Long-term debt, less current portion	1,468	1,694

Capital lease obligation	128	168

	June 30, 2011	December 31, 2010
	(unaudited)
Long-term deferred tax liability	886	2,887

Total Liabilities	$31,190	$31,563

Stockholders’ equity:
Preferred stock authorized 10,000,000, issued and outstanding -0- shares	—	—
Common stock and additional paid-in capital, no par value; authorized 100,000,000 shares; shares issued and outstanding 44,632,987 and 44,107,464 shares as of June 30, 2011 and December 31, 2010, respectively	44,105	43,814

Treasury stock 38,400 issued as of June 30, 2011 and December 31, 2010	(46)	(46)

Accumulated deficit	(11,442)	(8,588)

Non-controlling interest in subsidiaries	(110)	(38)

Total stockholders’ equity	32,507	35,142

Total liabilities and stockholders’ equity	$63,697	$66,705

DREAMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Manufacturing/Distribution	$5,131	$4,661	$1,849	$1,819
Retail	36,966	25,966	16,741	12,455
Other - Fees	80	283	53	92

Total Revenues	$42,177	$30, 910	$18,643	$14,366
Expenses:
Cost of sales-mfg/distribution	$2,962	$2,740	$1,076	$1,022
Cost of sales-retail	20,196	14,136	9,213	6,801
Operating expenses	22,289	15,777	10,254	7,641
Depreciation and amortization	1,312	900	674	451

Total Expenses	$46,759	$33,553	$21,217	$15,915

(Loss) from operations	(4,582)	(2,643)	(2,574)	(1,549)
Interest (expense), net	(322)	(759)	(198)	(414)

(Loss) before income taxes	(4,904)	(3,402)	(2,772)	(1,963)
Other income	71	—	71	—
Provision for income tax benefit	1,907	1,362	1,049	785

Net (loss)	$(2,926)	$(2,040)	$(1,652)	$(1,178)
Loss attributable to non controlling interest	72	—	44	—
Net (loss) attributable to Dreams, Inc	$(2,854)	$(2,040)	$(1,608)	$(1,178)

(Loss) per share:
Basic: (Loss) per share	$(0.06)	$(0.05)	$(0.04)	$(0.03)
Weighted average shares outstanding – Basic	44,563,624	37,955,943	44,632,604	38,267,107
Diluted: (Loss) per share	$(0.06)	$(0.05)	$(0.04)	$(0.03)
Weighted average shares outstanding – Diluted	45,107,886	38,901,624	45,088,132	39,178,628